AMERICAN INDEMNITY FINANCIAL CORPORATION      EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                              THREE MONTHS   THREE MONTHS
                                 ENDED          ENDED
                                03-31-96       03-31-95
                              ____________   ____________
PRIMARY EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding       1,947,110     1,946,710

 Stock options (treasury
 stock method) (1)                  6,247         8,804
                                __________    __________
 Weighted average shares
 outstanding for primary
 earnings per share
 computation                    1,953,357      1,955,514

   Net income                        $.55           $.25


FULLY DILUTED EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding       1,947,110      1,946,710

 Stock options (treasury
 stock method) (1)                  6,247          9,063
                                __________     __________
 Weighted average shares
 outstanding for fully
 diluted computation            1,953,357      1,955,773

   Net income                        $.55           $.25



(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.